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                                                                    EXHIBIT 12.1


                              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                      (in thousands, except ratio data)


                                                        3 MONTHS ENDED
                                                            MARCH 31,
                                                     --------------------
                                                       1998        1997        1997        1996        1995        1994        1993
                                                     --------    --------      ----        ----        ----        ----        ----
Pretax Income (Loss) from Continuing Operations:     27,272       59,597      6,001       309,153      172,262    90,076      44,789

Loss Recognized On Investment in Less than 50%
  Owned Person Accounted for under the Equity
  Method                                                  0            0          0             0            0         0           0

Minority Interest in the Loss of Majority-Owned
  Subsidiary                                              0            0          0             0            0         0           0

Fixed Charges:

Interest Expense and Amortization of Debt
  Discount                                           10,958        6,968     32,025        17,948        9,109     5,693       2,868

Amortization of Debt Expense                             25            0         81             0            0         0           0

Appropriate Portion of Rent Expense Related
  to Interest Charges                                   559          539       2,271        2,442        1,068       757         592
                                                     ------        -----      ------      -------       -------   ------      ------
Total Fixed Charges                                  11,542        7,507      34,377       20,390       10,177     6,450       3,460

Less: capitalized interest                                0         (511)       (511)      (4,726)        (540)   (2,629)          0

Earnings Before Income Taxes, Loss on
  Investment Accounted for Under Equity
  Method, Minority Interest, and Fixed Charges       38,814       66,593      39,867      324,817      181,899    93,897      48,249
                                                     ------       ------      ------      -------      --------   ------      ------
Ratio of Earnings to Fixed Charges                     3.4x         8.9x        1.2x        15.9x         17.8x    14.6x       13.9x
                                                     ======       ======      ======      =======      ========   ======      ======



                                      II-5